EMPLOYMENT AGREEMENT

        THIS AGREEMENT, entered into as of the 1st day of April, 2001, by and between COMMUNITY BANK, a federally chartered savings bank, (the "Corporation"), and Chris P. Kyriakides (the "Executive").

WITNESSETH:

        WHEREAS, the Corporation is a wholly-owned subsidiary of Community Financial Corporation, a Virginia corporation ("CFC");

        WHEREAS, the Corporation desires to retain the services of Executive on the terms and conditions set forth herein and, for purpose of effecting the same, the Boards of Directors of the Corporation and CFC each has approved this Employment Agreement and authorized its execution and delivery on the Corporation's behalf to the Executive; and

        WHEREAS, the Executive is presently the duly elected and acting Vice President of the Corporation and, as such, is a key executive officer of the Corporation whose continued dedication, availability, advice and counsel to the Corporation is deemed important to the Board of Directors of the Corporation, the Corporation and its stockholders;

        WHEREAS, the services of the Executive, his experience and knowledge of the affairs of the Corporation, and his reputation and contacts in the industry are valuable to the Corporation; and

        WHEREAS, the Corporation wishes to attract and retain such well-qualified executives and it is in the best interests of the Corporation and of the Executive to secure the continued services of the Executive; and

        WHEREAS, the Corporation considers the establishment and maintenance of a sound management to be part of its overall corporate strategy and to be essential to protecting and enhancing the best interests of the Corporation and its stockholders; and

        NOW, THEREFORE, to assure the Corporation of the Executive's continued dedication, the availability of his advice and counsel to the Board of Directors of the Corporation, and to induce the Executive to remain and continue in the employ of the Corporation and for other good and valuable consideration, the receipt and adequacy whereof each party hereby acknowledges, the Corporation and the Executive hereby agree as follows:

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        1.        EMPLOYMENT: The Corporation agrees to, and does hereby, employ Executive, and Executive agrees to, and does hereby, accept such employment, for the period beginning as of the date hereof and ending on March 31,2002.

        2.        EXECUTIVE DUTIES: Executive agrees that, during the term of his employment under this Agreement and in his capacity as Vice President, he will devote his full business time and energy to the business, affairs and interests of the Corporation and serve it diligently and to the best of his ability. The services and duties to be performed by Executive shall be those appropriate to his office and title as currently and from time to time hereafter specified in the Corporation's By-laws or otherwise specified by its Board of Directors.

        3.        COMPENSATION: The Corporation agrees to pay Executive, and Executive agrees to accept, as compensation for all services rendered by him to the Corporation during the period of his employment under this Agreement, base salary at the annual rate of ninety one thousand($91,000.00), which shall be payable in monthly, semi-monthly or bi-weekly installments in conformity with Corporation's policy relating to salaried employees. Such salary may be increased in the sole and absolute discretion of the Corporation's Board of Directors or Committee thereof duly authorized by the Board to so act. The Board of Directors, in its discretion, may cause the Corporation to pay bonuses to the Executive from time to time.

        4.        PARTICIPATION IN BENEFIT PLANS, REIMBURSEMENT OF BUSINESS EXPENSES AND OTHER BENEFITS: (i) During the term of employment under this Agreement, Executive shall be eligible to participate in any pension, group insurance, hospitalization, deferred compensation or other benefit, bonus or incentive plans of the Corporation and CFC presently in effect (including, without limitation, CFC's stock option plans) or hereafter adopted by the Corporation or CFC and generally available to any employees of senior executive status, and, additionally, Executive shall be entitled to have the use of Corporation's facilities and executive benefits as are customarily made available by the Corporation to its executive officers.

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                (ii)        During the term of this Agreement, to the extent that such expenditures are substantiated by the Executive as required by the Internal Revenue Service and policies of the Corporation, the Corporation shall reimburse the Executive promptly for all expenditures (including travel, entertainment, parking, business meetings, and the monthly costs, including dues, of maintaining memberships in appropriate clubs or civic organizations) made in accordance with rules and policies established from time to time by the Board of Directors of the Corporation in pursuance and furtherance of the Corporation's business and good will.

        5.        ILLNESS: In the event Executive is unable to perform his duties under this Agreement on a full-time basis for a period of six (6) consecutive months by reason of illness or other physical or mental disability, and at or before the end of such period he does not return to work on a full-time basis, the Corporation may terminate this Agreement without further or additional compensation payment being due the Executive from the Corporation pursuant to this Agreement, except benefits accrued through the date of such termination under employee benefit plans of the Corporation. These benefits shall include long-term disability and other insurance or other benefits then regularly provided by the Corporation to disabled employees, as well as any other insurance benefits so provided.

        6.        DEATH: In the event of Executive's death during the term of this Agreement, this Agreement shall terminate as of the end of the month in which Executive dies. This Section 6 shall not affect the rights of any person under other contract between the Executive and either the Corporation or CFC or under any life insurance policy.

        7.        TERMINATION WITHOUT CAUSE/RESIGNATION FOR GOOD REASON:

        (a)        Notwithstanding the provisions of Section 1 hereof, the Board of Directors of the Corporation may, without Cause (as hereafter defined), terminate the Executive's employment under this Agreement at any time in any lawful manner by giving not less than thirty (30) days written notice to the Executive. The Executive may resign for Good Reason (as hereafter defined) at any time by giving not less than thirty (30) days written notice to the Corporation. If the Corporation terminates the Executive's employment without Cause or the Executive resigns for Good Reason, then in either event:

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                (i)        The Executive shall be paid for twelve months following the date of termination, at such times as payment was theretofore made, the salary required under Section 3 that the Executive would have been entitled to receive had such termination not occurred; and

                (ii)        The Corporation shall maintain in full force and effect for the continued benefit of the Executive for twelve months following the date of termination, all employee benefit plans and programs or arrangements in which the Executive was entitled to participate immediately prior to such termination, provided that continued participation is possible under the general terms and provisions of such plans and programs. In the event that Executive's participation in any such plan or program is barred, the Corporation shall arrange to provide the Executive with benefits substantially similar to those which the Executive was entitled to receive under such plans and program.

        (b)        For purposes of this Agreement, "Good Reason" shall mean:

                (i)        The assignment of duties to the Executive by the Corporation which (A) are materially different from the Executive's duties on the date hereof, or (B) result in the Executive having significantly less authority and/or responsibility than he has on the date hereof, without his express written consent;

                (ii)        The removal of the Executive from or any failure to re-elect him to the position of Vice President, except in connection with a termination of his employment by the Corporation for Cause or by reason of the Executive's disability;

                (iii) A reduction by the Corporation of the Executive's base salary to less than ninety one thousand ($91,000) per year;

                (iv)        The failure of the Corporation to provide the Executive with substantially the same fringe benefits (including paid vacations) that were provided to him immediately prior to the date hereof;

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                (v)        The failure of the Corporation to obtain the assumption of and agreement to perform this Agreement by any successor as contemplated in Section 10(c) hereof; or

                (vi)        Executive is required without his consent to move his principal office to a location that is greater than 50 miles from his current office.

        (c)        Resignation by the Executive for Good Reason shall be communicated by a written Notice of Resignation to the Corporation. A "Notice of Resignation" shall mean a notice which shall indicate the specific provision(s) in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for a resignation for Good Reason.

        (d)        If within thirty (30) days after any Notice of Resignation is given the Corporation notifies the Executive that a dispute exists concerning the resignation for Good Reason and that it is requesting arbitration pursuant to Section 17, the Corporation shall continue to pay the Executive his full salary and benefits as described in Sections 3 and 4, as and when due and payable, at least until such time as a final decision is reached by the panel of arbitrators. If Good Reason for resignation by the Executive is ultimately determined not to exist, then all sums paid by the Corporation to the Executive, including but not limited to the cost to the Corporation of providing the Executive such fringe benefits, from the date of such resignation to the date of the resolution of such dispute shall be promptly repaid by the Executive to the Corporation with interest at the rate charged from time to time by the Corporation to its most substantial customers for unsecured extensions of credit.

        A failure by the Corporation to notify the Executive that a dispute exists concerning the resignation for Good Reason within thirty (30) days after any Notice of Resignation is given shall constitute a final waiver by the Corporation of its right to contest either that such resignation was for Good Reason or its obligations to the Executive under Section 7(a) hereof.

        (e)        If the Executive's employment terminates after a Change of Control (as defined in Section 9 hereof), the payments to which he is entitled pursuant to Section 9 shall be in lieu of any payment to which he might otherwise be entitled under the terms of this Section 7.

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        8.        RESIGNATION - TERMINATION FOR CAUSE - REGULATORY TERMINATION:

        (a)        Notwithstanding the provisions of Section 1 of this Agreement, the Board of Directors of the Corporation may, in its sole discretion, terminate the Executive's employment for Cause. For the purposes of this Agreement, "Cause" shall mean personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement.

        No act or omission to act by the Executive in reliance upon an opinion of counsel to the Corporation shall be deemed to be willful.

        (b)        Termination of the Executive's employment by the Corporation for Cause pursuant to Section 8(a) shall be communicated by written Notice of Termination to the Executive. A "Notice of Termination" shall mean a notice which shall indicate the specific termination provision(s) in this Agreement relied upon and shall set forth with particularity the facts and circumstances claimed to provide a basis for termination of employment for Cause under the provision so indicated.

        If within ninety (90) days after any Notice of Termination is given the Executive notifies the Corporation that a dispute exists concerning the termination for Cause and that he is requesting arbitration pursuant to Section 17, the Corporation shall continue to pay the Executive his full salary and benefits as described in Sections 3 and 4, as and when due and payable, at least until such time as a final decision is reached by the panel of arbitrators. If a termination for Cause by the Corporation is challenged by the Executive and the termination is ultimately determined to be justified, then all sums paid by the Corporation to the Executive pursuant to this Section 8(b), plus the cost to the Corporation of providing the Executive such fringe benefits from the date of such termination to the date of the resolution of such dispute, shall be promptly repaid by the Executive to the Corporation with interest at the rate charged from time to time by the Corporation, to its most substantial customers for unsecured lines of credit. Should it ultimately be determined that a termination by the Corporation pursuant Section 8(a) was not justified, then the Executive shall be entitled to retain all sums paid to him pending the resolution of such dispute and he shall be entitled to receive, in addition, the payments and other benefits provided for in Section 7(a).

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        A failure by the Executive to notify the Corporation that a dispute exists concerning the termination for Cause within ninety (90) days after the Notice of Termination is given shall constitute a final waiver by the Executive of his right to contest that such termination was for Cause.

        (c)        In the event that Executive resigns from or otherwise voluntarily terminates his employment by the Corporation at any time (except a termination for Good Reason pursuant to Section 7 hereof), or if the Corporation rightfully terminates the Executive's employment for Cause, this Agreement shall terminate upon the date of such resignation or termination of employment for Cause, and (subject to Section 8(b) the Corporation thereafter shall have no obligation to make any further payments under this Agreement, provided that the Executive shall be entitled to receive any benefits, insured or otherwise, that he would otherwise be eligible to receive under any benefit plans of the Corporation or CFC or any affiliate of the Corporation or CFC.

        (d)        If Executive is suspended and/or temporarily prohibited from participating in the conduct of the Corporation's affairs by a notice served under Sections 8(e)(3) or 8(g)(1) [12 U.S.C. §§ 1818(e)(3) and 1818(g)(1)] of the Federal Deposit Insurance Act, 12 U.S.C. §1811 et seq. (the "Federal Deposit Insurance Act"), the Corporation's obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Corporation may in its discretion (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

        If Executive is removed and/or permanently prohibited from participating in the conduct of the Corporation's affairs by an order issued under Sections 8(e)(4)or 8(g)(1) of the Federal Deposit Insurance Act [12 U.S.C. §§ 1818(e)(4) or 1818(g)(1)], all obligations of the Corporation under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

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        If the Corporation is in default [as default is defined in Section 3(x)(1) of the Federal Deposit Insurance Act], all obligations under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

        Except to the extent it is determined that continuation of this Agreement is necessary for the continued operation of the Corporation, all obligations under this Agreement shall be terminated:

                (i)        by the Director (as Director is defined in the Federal Deposit Insurance Act) or his or her designee, at the time the Federal Deposit Insurance enters into an agreement to provide assistance to or on behalf of the Corporation under the authority contained in Section 13(c) of the Federal Deposit Insurance Act; or

                (ii)        by the Director or his or her designee, at the time the Director or his or her designee approves a supervisory merger to resolve problems related to operation of the Corporation or when the Corporation is determined by the Director to be in an unsafe or unsound condition.

        Any rights of the parties that have already vested, however, shall not be affected by such action.

        9.        CHANGE OF CONTROL: If the Executive's employment by the Corporation shall be terminated in connection with or subsequent to a Change in Control of CFC by (i) the Corporation other than for Cause or (ii) the Executive for Good Reason, then the Corporation shall:

        (a)        Pay to the Executive in cash (less any amounts previously paid to the Executive pursuant to Section 7(a) of this Agreement following the Executive's termination or resignation of employment), upon the later of the date of such Change in Control or the effective date of the Executive's termination of employment with the Corporation, an amount equal to 299%of the Employee's "base amount" as determined under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"); and

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        (b)        Maintain and provide for a period ending at the earlier of (i) one (1) year after the effective date of the Executives termination or (ii) the date of the Executive's full time employment by another employer at no cost to the Executive, the Corporation's obligation's under Section 7(a)(ii) of this agreement

        (c)        For purposes of this Agreement, a Change of Control of CFC occurs in any of the following events: (i) The acquisition by any "person" or "group" (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 ("Exchange Act")), other than CFC, any subsidiary of CFC or any CFC or subsidiary's employee benefit plan, directly or indirectly, as "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of securities of CFC representing twenty percent (20%) or more of either the then outstanding shares or the combined voting power of the then outstanding securities of CFC; (ii) Either a majority of the directors of CFC elected at CFC's annual stockholders meeting shall have been nominated for election other than by or at the direction of the "incumbent directors" of CFC, or the "incumbent directors" shall cease to constitute a majority of the directors of CFC. The term "incumbent director" shall mean any director who was a director of CFC on January 1, 1997 and any individual who becomes a director of CFC subsequent to January 1, 1997 and who is elected or nominated by or at the direction of at least two-thirds of the then incumbent directors; (iii) The shareholders of CFC approve (x) a merger, consolidation or other business combination of CFC with any other "person" or "group" (as defined in Sections 13(d) and 14(d) of the Exchange Act) or affiliate thereof, other than a merger or consolidation that would result in the outstanding common stock of CFC immediately prior thereto continuing to represent either by remaining outstanding or by being converted into common stock of the surviving entity or a parent or affiliate therof) at least fifty percent (50%) of the outstanding common stock of CFC or such surviving entity or a parent or affiliate therof outstanding immediately after such merger, consolidation or other business combination, or (y) a plan of complete liquidation of CFC or an agreement for the sale or disposition by CFC of all or substantially all of CFC's assets; (iv) The Corporation sells or divests or closes all or substantially all of its operations in Hampton Roads; or (v) Any other event or circumstance which is not covered by the foregoing subsections but which the Board of Directors of CFC determines to affect control of CFC and with respect to which the Board of Directors adopts a resolution that the event or circumstance constitutes a Change of Control for purposes of the Agreement.

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        The Control Change Date is the date on which an event described in (i), (ii), (iii), (iv) or (v) occurs.

        10.        LITIGATION - OBLIGATIONS - SUCCESSORS:

        (a)        If litigation shall be brought or arbitration commenced to challenge, enforce or interpret any provision of this Agreement, and such litigation or arbitration does not end with judgment in favor of the Corporation, the Corporation hereby agrees to indemnify the Executive for his reasonable attorney's fees and disbursements incurred in such litigation or arbitration.

        (b)        The Corporation's obligation to pay the Executive the compensation and benefits and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Corporation may have against him or anyone else. All amounts payable by the Corporation hereunder shall be paid without notice or demand. Except as expressly provided in Sections 7(d) and 8(b), each and every payment made hereunder by the Corporation shall be final and the Corporation will not seek to recover all or any part of such payment from the Executive or from whosoever may be entitled thereto, for any reason whatsoever. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise; provided, if Executive secures other full time employment after a termination without Cause or a resignation for Good Reason (other than self employment or employment by an entity he owns or controls), the obligations of the Corporation under Section 7(a) shall be reduced dollar for dollar by the cash compensation received by the Executive from such other employment. This Section 10(b) shall not be interpreted to require or permit any reduction of benefits to which the Executive may be entitled under Section 9.

        (c)        The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation, or either one of them, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in its entirety. Failure of the Corporation to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to the compensation described in Section 7(a) or Section 9, as appropriate. As used in this Agreement, "Corporation" shall mean Community Federal Savings Bank and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 10(c) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

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        11.        LIMITATION OF BENEFITS:

                It is the intention of the parties that no payment be made or benefit provided to the Executive that would constitute an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the Code) and any regulations thereunder, thereby resulting in a loss of an income tax deduction by the Corporation or the imposition of an excise tax on Executive under Section 4999 of the Code. If the independent accountants serving as auditors for the Corporation immediately prior to the date of a Change of Control determine that some or all of the payments or benefits scheduled under this Agreement, when combined with any other payments or benefits provided to the Executive on a Change of Control by CFC, the Corporation and any affiliate of CFC or the Corporation required to be aggregated with CFC or the Corporation under Section 280G of the Code, would constitute nondeductible excess parachute payments by the Corporation under Section 280G of the Code, then the payments or benefits scheduled under this Agreement will be reduced to one dollar less than the maximum amount which may be paid or provided without causing any such payments or benefits scheduled under this Agreement or otherwise provided on a Change of Control to be nondeductible. The determination made as to the reduction of benefits or payments required hereunder by the independent accountants shall be binding on the parties. The Executive shall have the right to designate within a reasonable period which payments or benefits scheduled under this Agreement will be reduced; provided, however, that if no direction is received from the Executive, the Corporation shall implement the reductions under this Agreement in its discretion.

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        12.        NOTICES: For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

        If to the Executive:       4561 Church Point Place
                                                Virginia Beach, Va. 23455

        If to the Corporation:   Community Bank
                                                38 N. Central Avenue
                                                P. O. Box 1209
                                                Staunton, VA 24402-1209

or at such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

        13.        MODIFICATION - WAIVERS - APPLICABLE LAW: No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by the Executive and on behalf of the Corporation by such officer as may be specifically designated by the Board of Directors of the Corporation. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provision or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Virginia.

        14.        INVALIDITY - ENFORCEABILITY: The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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        15.        SUCCESSOR RIGHTS: This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his executor or, if there is no such executor, to his estate.

        16.        HEADINGS: Descriptive headings contained in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision hereof.

        17.        ARBITRATION: Any dispute, controversy or claim arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators, in Staunton, Virginia in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. The Corporation shall pay all administrative fees associated with such arbitration. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Subject to Section 10(a), unless otherwise provided in the rules of the American Arbitration Association, the arbitrators shall, in their award, allocate between the parties the costs of arbitration, which shall include reasonable attorneys' fees and expenses of the parties, as well as the arbitrator's fees and expenses, in such proportions as the arbitrators deem just.

        18.        CONFIDENTIALITY-NONSOLICITATION:

        (a)        The Executive acknowledges that the Corporation may disclose certain confidential information to the Executive during the term of this Agreement to enable him to perform his duties hereunder. The Executive hereby covenants and agrees that he will not, without the prior written consent of the Corporation, during the term of this Agreement or at any time thereafter, disclose or permit to be disclosed to any third party by any method whatsoever any of the confidential information of the Corporation. For purposes of this Agreement, "confidential information" shall include, but not be limited to, any and all records, notes, memoranda, data, ideas, processes, methods, techniques, systems, formulas, patents, models, devices, programs, computer software, writings, research, personnel information, customer information, the Corporation's financial information, plans, or any other information of whatever nature in the possession or control of the Corporation which has not been published or disclosed to the general public, or which gives to the Corporation an opportunity to obtain an advantage over competitors who do not know of or use it. The Executive further agrees that if his employment hereunder is terminated for any reason, he will leave with the Corporation and will not take originals or copies of any and all records, papers, programs, computer software and documents and all matter of whatever nature which bears secret or confidential information of the Corporation.

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        The foregoing paragraph shall not be applicable if and to the extent the Executive is required to testify in a judicial or regulatory proceeding pursuant to an order of a judge or administrative law judge issued after the Executive and his legal counsel urge that the aforementioned confidentiality be preserved.

        The foregoing covenants will not prohibit the Executive from disclosing confidential or other information to other employees of the Corporation or any third parties to the extent that such disclosure is necessary to the performance of his duties under this Agreement.

        (b)        Subject to Section 18(c), during the term of this Agreement and throughout any further period that he is an officer or employee of the Corporation, and for a period of twelve (12) months from and after the termination of the last such position held by the Executive, or for a period of twelve (12) months from the date of entry by a court of competent jurisdiction of a final judgment enforcing this covenant in the event of a breach by Executive, whichever is later, Employee covenants and agrees that he will not, without the prior written consent of the Corporation, solicit any existing or former customer or employee of the Corporation for any competing business regardless of its location.

        (c)        If the Corporation terminates the employment of the Executive without Cause or the Executive resigns for Good Reason, the covenant set forth in Section 18(b) shall not apply.

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        IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

"EXECUTIVE"
ATTEST:	/s/ Dianne Booth	/s/ Chris P. Kyriakides Chris P. Kyriakides
COMMUNITY BANK
("CORPORATION")
ATTEST:	/s/ Brenda F. Haley	By	/s/ P. Douglas Richard AUTHORIZED OFFICER

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AMENDMENT NO. ONE
TO THE
EMPLOYMENT AGREEMENT

        THIS AMENDMENT is entered into as of the 29th day of March, 2002 by and between COMMUNITY BANK (the "Corporation"), a federally chartered savings bank, and CHRIS P. KYRIAKIDES (the "Executive").

WITNESSETH:

        WHEREAS, the Corporation and the Executive entered into an employment agreement dated April 1, 2001 (the "Employment Agreement"); and

        WHEREAS, the Corporation and Executive desire to amend the Employment Agreement as described below.

        NOW, THEREFORE, to assure the Corporation of the Executive's continued dedication, the availability of his advice and counsel to the Board of Directors of the Corporation, and to induce the Executive to remain and continue in the employ of the Corporation and for other good and valuable consideration, the receipt and adequacy whereof each party hereby acknowledges, the Corporation and the Executive hereby agree that the Employment Agreement shall be amended, as follows:

        1. Section 1 of the Employment Agreement is hereby amended and revised to read as follows:

EMPLOYMENT: The Corporation agrees to, and does hereby, employ the Executive, and the Executive agrees to, and does hereby, accept such employment, for the period beginning on April 1, 2001 and ending on March 31, 2004, subject to earlier termination as provided herein. Beginning on March 31, 2003, and on each anniversary thereafter, the term of employment under this Agreement shall be extended for a period of one year in addition to the then-remaining term of employment under this Agreement, unless either the Corporation or the Executive gives contrary written notice to the other not less than 90 days in advance of the date on which the term of employment under this Agreement would otherwise be extended, provided that such term will not be automatically extended unless, prior to each March 31 anniversary date, the Board of Directors of the Corporation explicitly reviews the performance of the Executive and approves the extension. Reference herein to the term of employment under this Agreement shall refer to both such initial term and such extended terms.

        2. Section 3 of the Employment Agreement is hereby amended and revised to read as follows:

COMPENSATION The Corporation agrees to pay the Executive during the term of this Agreement a salary established by the Board of Directors. The salary hereunder as of the Effective Date shall be $91,000 per year. The Executive's salary shall be payable in monthly, semi-monthly or bi-weekly installments in conformity with the Corporation's policy relating to salaried employees. The amount of the Executive's salary shall be reviewed by the Board of Directors not less often than annually. Any adjustments in salary or other compensation shall in no way limit or reduce any other obligation of the Corporation hereunder. The Executive's salary shall not be reduced below the highest base salary in effect for the Executive at any time. The Board of Directors, in its discretion, may cause the Corporation to pay bonuses to the Executive from time to time.

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        3. Section 7.(b)(iii) of the Employment Agreement is hereby amended and revised to read as follows:

        (iii)        A reduction by the Corporation of the Executive's then current base salary;

        4. Except as specifically amended above, all terms, conditions, covenants and other provisions of the Employment Agreement shall remain in full force and effect as set forth therein.

        5. The execution, delivery and performance of this Amendment has been duly authorized by all necessary action on the part of the Corporation.

        IN WITNESS WHEREOF, the parties have executed this Amendment No. One to the Employment Agreement effective as of March 29, 2002.

"EXECUTIVE"
ATTEST:	/s/ Dianne Booth	/s/ Chris P. Kyriakides Chris P. Kyriakides
COMMUNITY BANK
ATTEST:	/s/ Brenda Haley	By:	/s/ James R. Cooke, Jr. Chairman of the Board
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END